Exhibit 99.1
                                                           For Immediate Release
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Company Contacts:                                       47823 Westinghouse Drive
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  Lee Blachowicz/Chief Executive Officer                  Fremont, CA  94539 USA
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                                                             Tel: (510) 657-7552
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Agency Contact:                                              Fax: (510) 490-5891
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   Berkman Associates  (310) 277-5162
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                         SSE TELECOM DOWNSIZES WORKFORCE


FREMONT, CALIFORNIA - April 23, 1999 - SSE TELECOM, INC. (NASDAQ: SSET) today announced a headcount reduction of approximately 44% of its 153 employee workforce. The staffing reduction primarily affects manufacturing and material operations employees and will become effective in 60 days.
         Lee Blachowicz, SSE Telecom's CEO and President commented, "This workforce reduction significantly lowers our fixed costs and frees financial resources for investment in marketing and new product development. We are currently completing local outsourcing arrangements for product manufacturing which will enable the Company to continue offering our customers quality products with competitive manufacturing lead times."
         "We are implementing a program over the coming sixty days to assist affected employees in finding new positions, and hope this, combined with the currently strong economy in the Silicon Valley area, will result in minimal disruption of our employees' careers."
         Headquartered in Fremont, California, SSE Telecom, Inc. () is a leading satellite earth station product provider. To date, more than 40,000 of the Company's transceivers or modems have been installed in satellite earth stations in more than 110 countries worldwide.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the Company's products, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.


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